UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 23, 2006

Simpson Manufacturing Co., Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-23804	94-3196943

(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

5956 W. Las Positas Blvd., Pleasanton, CA 94588

(Address of principal executive offices)

(Registrant’s telephone number, including area code):  (925) 560-9000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-2)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240. 13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On June 23, 2006, Simpson Manufacturing Co., Inc. (the “Company”) announced that, effective August 1, 2006, Phillip “Terry” Kingsfather has accepted the position of President and Chief Operating Officer of the Company’s subsidiary, Simpson Strong-Tie Company Inc., to succeed Stephen Lamson. Mr. Lamson has informed the Company that he intends to retire in 2007. Until then, Mr. Lamson intends to continue as Vice President and a Director of the Company. He will work with Mr. Kingsfather in the transition of responsibilities of President and Chief Operating Officer of Simpson Strong-Tie Company Inc.

Phillip “Terry” Kingsfather, age 59, is currently the Vice President of Simpson Strong-Tie for the Anchor Systems product line and has been with the Company for 27 years. His career with the Company started in 1979 as an outside sales representative in the Pacific Northwest for Simpson Strong-Tie Company Inc., after which, in 1985, he moved on to regional sales manager. He joined the Anchor Systems sales team in 1997 and was instrumental in the roll-out of this product line. Prior to being appointed Vice President in 2004, he had focused on sales to Anchor Systems national accounts.

Mr. Kingsfather will receive a salary of $175,000 per year and a cash profit sharing bonus currently budgeted at $750,000 per year. This bonus amount will be greater or less depending on the Company’s actual performance. In addition, Mr. Kingsfather will receive a housing allowance estimated at up to $130,000 per year for three years. The salary, bonus and housing allowance were approved by the Compensation Committee of the Board of Directors of the Company. The targeted cash profit sharing bonus, if any, will be provided for under the Company’s Officer Cash Profit Sharing Plan. Awards are based on a percentage of the amount by which net profits, as defined by the Committee, for a fiscal quarter exceed a qualifying level of net profits for the Company or such subsidiary, respectively, for that fiscal quarter (as further disclosed in the Company’s Proxy Statement dated March 16, 2006, at page 14, which is incorporated herein by reference). Mr. Kingsfather’s employment with the Company is at-will.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Simpson Manufacturing Co., Inc.

(Registrant)

DATE: June 23, 2006	By	/s/ Michael J. Herbert

Michael J. Herbert Chief Financial Officer